EMPLOYMENT AGREEMENT
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THIS EMPLOYMENT AGREEMENT is entered into this 3rd day of December, 2002 between FRANKLIN ELECTRIC CO., INC. ("Franklin"), an Indiana corporation, and R. Scott Trumbull (the "Executive").

WHEREAS, Franklin desires to employ Executive as its Chairman of the Board and Chief Executive Officer, and Executive is willing to accept such employment upon the terms and conditions set forth below;

NOW THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

      1. EMPLOYMENT. Franklin agrees to employ Executive as its Chairman of the Board and Chief Executive Officer to perform all such duties as are normally associated with such positions in companies of similar size and nature or are prescribed for such offices by the by-laws or directed by the Board of Directors, and Executive agrees to serve Franklin in such capacities and devote his full business time and attention to the business of Franklin, subject to vacations, holidays, normal illnesses and a reasonable amount of time for civic, community and industry affairs. Executive agrees not to accept membership on the Board of Directors of any other business corporation without the prior approval of the Personnel and Compensation Committee of the Board of Directors of Franklin.

      2. ELECTION AS DIRECTOR. Franklin shall take all such action as may be necessary during the term of this Agreement to cause Executive to be elected and remain elected as a member and as Chairman of the Board of the Board of Directors of Franklin and its subsidiaries.

      3. TERM. The employment of Executive hereunder (the "Term") shall be for a period of three years commencing January 1, 2003, and ending on December 31, 2005, provided that on January 1, 2004 and each January 1 thereafter during the Term (each such January 1 occurring during the Term being an "Anniversary Date"), the Term shall automatically and without any action by either party hereto be extended for an additional period of one year unless at least ninety (90) days prior to any Anniversary Date that occurs after December 31, 2005 either party notifies the other of its election not to extend the then current Term, in which case the Term shall end at the expiration of the Term as last extended. Following any such notice by the Company of its election not to extend the Term, the Executive may terminate his employment at any time prior to the expiration of the Term by giving written notice to the Company at least thirty (30) days prior to the effective date of termination, and upon the earlier of such effective date of termination or the expiration of the Term the Executive shall be entitled to receive the same compensation and benefits as are provided in subparagraph (b) of paragraph 7 but for a severance period which shall begin on the effective date of termination or expiration of the Term, as the case may be, and ending on the earlier of (i) the date on which Executive would attain his normal retirement age (as defined in the Franklin Electric Co., Inc. Basic Retirement Plan, hereinafter referred to as "Normal Retirement Age"), or (ii) twelve (12) months.

4. COMPENSATION. Franklin shall pay for or provide to Executive for all services to be performed by Executive under this Agreement the following:

     (a) A fixed salary of $475,000 per annum, or such higher amount as the Board of Directors of Franklin may from time to time authorize (which amount shall not be reduced below the amount at any time in effect without Executive's consent), payable in equal monthly installments (such amount from time to time in effect being referred to herein as "Executive's Salary");

     (b) Such bonus as may be allocated to Executive by the Compensation Committee of Franklin's Board of Directors pursuant to the Franklin Executive Officer Bonus Plan except that notwithstanding the terms of such plan, the maximum annual bonus that may be earned shall be 100% of Executive's Salary;

     (c) Participation in Franklin's Stock Option Plans, as long as such plans remain in effect, and in any future compensation plans covering senior executives of Franklin, including an initial grant of stock options to purchase an aggregate of 200,000 shares of Franklin Common Stock at an option price per share equal to the Fair Market Value (as defined in the Franklin Electric Co., Inc. 1996 Employee Stock Option Plan or other similar plan) of a share of Franklin Common Stock on the date of the commencement of the Term;

     (d) Participation in Franklin's employee benefit plans, policies, practices and arrangements in which other senior executives of Franklin participate as long as such plans, policies, practices and arrangements remain in effect, and in any future employee benefit plans and arrangements covering senior executives, including without limitation any defined benefit retirement plan, excess plan, profit sharing plan, health or dental plan, disability plan, survivor income plan, or life insurance plan (collectively, the "Benefit Plans"). For all purposes under Franklin's qualified and non-qualified retirement plans, including but not limited to vesting and benefit accrual, Executive shall be deemed to have completed five (5) years of full-time service with Franklin as of January 1, 2003, and Executive's compensation for benefit computation purposes thereunder shall include only compensation payable hereunder and not his prior compensation received as a member of the Board of Directors of Franklin, the intent being that from and after January 1, 2003 Executive shall be entitled to a fully accrued minimum five-year benefit under such plans in the aggregate irrespective of the date of his termination of employment for any reason whatsoever, such benefit enhancement having been referred to from time to time in the past by Franklin as the Bluffton Supplement.
It is further understood that to the extent such enhanced benefit cannot for legal reasons be provided under Franklin's qualified defined benefit retirement plan or plans, the same shall be fully provided by its non-qualified supplemental retirement plan or plans.

     (e) Paid vacations and sick leave in accordance with Franklin's policies respecting same as in effect from time to time; and

     (f) All fringe benefits and perquisites offered by Franklin from time to time to senior executives.

      5. EXPENSES. Franklin shall promptly pay or reimburse Executive for all reasonable expenses incurred by Executive in the performance of duties hereunder in accordance with expense policies from time to time in effect for senior executives of Franklin.

      6. CONDITIONS OF EMPLOYMENT. During the Term, Executive shall be furnished office space, assistance and accommodations suitable to the character of his positions with Franklin and adequate for the performance of his duties. Executive's services shall be performed at Franklin's principal executive office in Bluffton, Indiana, except when the nature of Executive's duties hereunder requires reasonable domestic and foreign travel.

      7. TERMINATION OF EMPLOYMENT. Either Executive or Franklin may terminate Executive's employment hereunder at any time upon giving the other at least ninety (90) days advance written notice of such termination, provided that Franklin may specify an earlier date of termination (not earlier than the date of such notice) if termination is for Good Cause (as defined below), and Executive may specify an earlier date of termination (not earlier than the date of such notice) if termination is for Good Reason (as defined below), and provided further that if termination is due to the death of Executive, termination shall be effective immediately upon such death and without any requirement for written notice. In the event of any termination hereunder Executive shall be entitled to receive compensation and benefits only as hereinafter set forth or as provided in paragraph 3:

     (a) If Executive's employment is terminated by Executive without Good Reason or by Franklin with Good Cause (i) Executive's compensation under (a) and (b) of Paragraph 4 shall be limited to a pro-rata portion of Executive's Salary (and not any bonus) for the year of termination, and (ii) Executive shall continue to be provided with the benefits under (c), (d), (e) and (f) of Paragraph 4, (subject however to all terms, if any, of the Benefit Plans that may be applicable to termination of employment) until the effective date of the termination;

     (b) If at any time other than as specified in subparagraph (c) of this paragraph 7, Franklin shall terminate Executive's employment without Good Cause, or Executive shall voluntarily terminate such employment with Good Reason, (i) Executive's compensation under (a) and
(b) of Paragraph 4 for the portion of the year of termination prior to the effective date of termination shall be a pro-rata portion of Executive's Salary for such year, together with a bonus equal to not less than a pro-rata portion of his bonus paid or payable for the year prior to the year of termination (except that if the termination shall be in his first year of employment he shall receive a pro rata portion of an assumed annualized bonus amount of 100% of Executive's Salary then in effect), (ii) Executive shall receive as compensation for the severance period described below an additional amount, payable in a lump sum within thirty (30) days after the effective date of his termination of employment, computed by annualizing the compensation which he is to receive pursuant to clause (i) above, (iii) Executive shall continue to be provided with the benefits under (c) and (d) of Paragraph 4 for such severance period, and (iv) any stock options granted to Executive by Franklin shall be accelerated and become immediately exercisable in full on the effective date of termination, subject to any limitations on the order of exercise which may be applicable to incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended), if any, that may hereafter be granted, and shall remain exercisable for such period after the effective date of termination as is provided under the terms of the options and the plans pursuant to which they were issued. The severance period for this subparagraph (b) of paragraph 7 shall be the period beginning on the date of termination and ending on the earlier of (A) the date on which Executive would attain his Normal Retirement Age, or whichever of the following clauses is applicable, (B) thirty-six (36) months if the effective date of termination is prior to the Third Anniversary Date, or (C) eighteen (18) months if the effective date of termination is after the Third Anniversary Date.

     (c) If within two (2) years after a Change in Control, (i) Franklin shall terminate Executive's employment with Franklin without Good Cause, (ii) Executive shall voluntarily terminate such employment with Good Reason, or (iii) Executive shall voluntarily terminate such employment for any reason whatsoever during the period beginning on the first anniversary of the Change in Control and ending thirty (30) days thereafter, Franklin shall, within thirty (30) days after any such termination, pay to Executive (A) a lump sum cash amount as compensation under (a) and (b) of Paragraph 4 for the portion of the year of termination prior to the effective date of termination equal to a pro-rata portion of Executive's Salary for such year, together with a bonus equal to not less than a pro-rata portion of his bonus paid or payable for the year prior to the year of termination (except that if the termination shall be in his first year of employment he shall receive a pro rata portion of an assumed annualized bonus amount of 100% of Executive's Salary then in effect), (B) a lump sum cash amount, as compensation for the severance period described below, computed by annualizing the compensation which he is to receive pursuant to clause
(A) above, and (C) in settlement of any stock options then outstanding (whether or not then exercisable), a lump sum cash payment equal to the difference between the aggregate fair market value of the shares subject to such options as of the date of such termination and the aggregate exercise price thereof. In addition, Executive shall, following his termination of employment under this subparagraph (c) of paragraph 7, for the severance period described below continue to be provided with the benefits under (c) and (d) of Paragraph 4 The severance period for this subparagraph (c) of paragraph 7 shall be the period beginning on the date of termination and ending on the earlier of (A) the date on which Executive would attain his Normal Retirement Age, or (B) thirty-six (36) months.

     (d) Franklin agrees that with respect to any compensation or benefits payable hereunder to Executive with respect to termination of his employment with Franklin for any reason whatsoever, Executive shall not be required to mitigate his damages by seeking other employment or otherwise, and Franklin's obligations hereunder shall not be reduced in any way by reason of any compensation received by Executive from sources other than Franklin after the termination of Executive's employment with Franklin for any reason whatsoever.

     (e) In the event that Executive is subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986 with respect to any cash, benefits or other property received, or any acceleration of vesting of any benefit or award, in the event of a Change of Control, Franklin shall pay Executive an amount (a "Gross-Up Payment") such that after payment by Employee of (i) all taxes imposed upon the Gross-Up Payment, and (ii) any interest, penalties and additions which are imposed on Executive with respect to such taxes, the Executive retains an amount of the Gross-Up Payment equal to the sum of (i) the Excise Tax imposed and (ii) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in the Employee's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

     (f)    For purposes of this paragraph 7:

     (1) "Good Cause" shall mean (A) Executive's death or disability, (B) Executive's fraud, (C) Executive's misappropriation of, or intentional material damage to, the property or business of Franklin, (D) Executive's commission of a felony which is likely to result in material harm or injury (whether financial or otherwise) to Franklin, provided that if Executive is ultimately not convicted of the alleged felony, Franklin's termination of his employment based on this provision shall be deemed to have been without Good Cause, or (E) with respect to any termination not subject to subparagraph (c) of this paragraph 7, Executive's willful and continued material failure to perform his obligations under this Agreement, provided that Franklin shall have given written notice to Executive describing such failure(s) and, as long as it is capable of being cured and does not involve acts of material dishonesty directed against Franklin, the same shall not have been substantially cured or corrected within thirty (30) days thereafter, or if the same could not reasonably be cured within such period, cure was not commenced within such period and diligently pursued and fully cured within sixty (60) days of Franklin's original notice to Executive.

     (2) "Good Reason" shall exist if (A) there is a change in the Executive's title of Chief Executive Officer or a significant change in the nature or the scope of Executive's authority, (B) there is a reduction in Executive's Salary or retirement benefits described in paragraph 4(d) or a material reduction in Executive's compensation and benefits in the aggregate, excluding (in the case of incentive benefits that are based upon the performance of Executive or Franklin) reductions in benefits resulting from diminished performance by Executive or Franklin,

(C) Franklin changes the principal location in which Executive is required to perform services to a location more than fifty (50) miles from Franklin's corporate headquarters as of the date of this Agreement, (D) there is a reasonable determination by Executive that, as a result of a change in circumstances significantly affecting his position, he is unable to exercise the authority, powers, function or duties attached to his positions, or (E) any purchaser (or affiliate thereof) who purchases substantially all of the assets of Franklin shall decline to assume all of Franklin's obligations under this Agreement.

     (3) "Change in control" shall be deemed to have taken place if (A) a third person, including a "group" as defined in
Section 13(d)(3) of the Securities Exchange Act of 1934, and excluding any person who, as of the date of this Agreement, is the beneficial owner of shares of Franklin stock representing 20% or more of the total number of votes that may be cast for the election of Directors, becomes the beneficial owner of shares of Franklin stock representing 20% or more of the total number of votes that may be cast for the election of Directors, or (B) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who immediately prior thereto were directors of Franklin cease to constitute a majority of the Board of Directors of Franklin. Notwithstanding the foregoing sentence, a Change of Control shall not be deemed to occur by virtue of any transaction in which Executive is a participant in a group effecting an acquisition of Franklin if Executive holds an equity interest in the entity acquiring Franklin at the time of such acquisition.

      8. INDEMNIFICATION. Franklin shall indemnify, protect, defend and hold harmless Executive from and against all liabilities, costs and expenses (including but not limited to attorneys' fees) incurred as a result of Executive's employment with Franklin to the fullest extent permitted by the Indiana Business Corporation Law.

      9. LITIGATION EXPENSES Franklin shall pay to Executive all out-of-pocket expenses, including attorneys' fees, incurred by Executive in connection with any claim or legal action or proceeding involving this Agreement, whether brought by Executive or by or on behalf of Franklin or by another party; provided, however, Franklin shall not be obligated to pay to Executive out-of-pocket expenses, including attorneys' fees, incurred by Executive in any claim or legal action or proceeding in which Franklin is a party adverse to Executive if Franklin prevails in such litigation. Franklin shall pay prejudgment interest on any money judgment obtained by Executive, calculated at the published prime interest rate charged by Franklin's principal banking connection, as in effect from time to time, from the date that payment(s) to him should have been made under this Agreement.

      10. POST-TERMINATION PAYMENT OBLIGATIONS ABSOLUTE. Franklin's obligation to pay Executive the compensation and to make the other arrangements provided herein to be paid and made after termination of

Executive's employment with Franklin shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right that Franklin may have against him or anyone else. All amounts so payable by Franklin shall be paid without notice or demand. Each and every such payment made by Franklin shall be final and Franklin will not seek to recover all or any part of such payment from Executive or from whomsoever may be entitled thereto, for any reason whatsoever. Payment by Franklin of the termination benefits provided in paragraphs 3 or 7 hereof, and the acceptance thereof by Executive, shall constitute a release by Executive of all claims and actions that Executive may have against Franklin arising out of Executive's employment or the termination thereof except for continuing obligations of Franklin under this Agreement.

      11. DISCLOSURE OF CONFIDENTIAL INFORMATION. Without the consent of Franklin, Executive shall not at any time divulge, furnish or make accessible to anyone (other than in the regular course of business of Franklin) any knowledge or information with respect to confidential or secret processes, inventions, formulae, machinery, plan, devices or materials of Franklin or with respect to any confidential or secret engineering development or research work of Franklin or with respect to any other confidential or secret aspect of the business of Franklin. Executive recognizes that irreparable injury will result to Franklin and its business and properties, in the event of any breach by Executive of any of the provisions of this paragraph 11. In the event of any breach of any of the commitments of Executive pursuant to this paragraph 11, Franklin shall be entitled, in addition to any other remedies and damages available, to injunctive relief to restrain the violation of such commitments by Executive or by any person or persons acting for or with Executive in any capacity whatsoever.

      12. SOLICITATION OF CUSTOMERS OR EMPLOYEES. During the term of this Agreement and for a period of twenty-four (24) months after termination of employment, Executive shall not, directly of indirectly, or assist any other person to, solicit, or communicate with, whether by written or personal contact, any customer or prospect of Franklin on behalf of any organization offering products competitive with products Franklin sold or developed while Executive was employed by Franklin, and Executive shall not (i) directly or indirectly, employ or retain or solicit for employment or arrange to have any other person, firm or other entity employ or retain or solicit for employment or otherwise participate in the employment or retention of any person who is an employee of Franklin or (ii) encourage or solicit any such employee to leave the service of Franklin.

      13. MODIFICATION OF STOCK OPTION PLAN. In connection with the initial grant of stock options to Executive as provided in paragraph 4 hereof, Franklin shall take all appropriate action following commencement of Executive's employment hereunder to increase the number of shares available for grant under the Franklin Electric Co., Inc. 1996 Employee Stock Option Plan or other similar plan and all such additional actions in accordance with such plan or plans to implement the initial grant contemplated by paragraph 4 as soon as practicable, it being understood that in any event such options shall be deemed granted and the vesting period commenced as of January 1, 2003.

      14. NOTICES. Notices given pursuant to this Agreement shall be in writing and shall be deemed given when received or, if mailed, two days after mailing by United States registered or certified mail, return receipt requested, postage prepaid and addressed as herein provided. Notice to Franklin shall be addressed to Corporate Secretary, Franklin Electric Co., Inc. at 400 East Spring Street, Bluffton, Indiana 46714. Notices to Executive shall be addressed to the Executive at his last permanent address as shown on Franklin's records. Notwithstanding the foregoing, if either party shall designate a different address by notice to the other party given in the foregoing manner, then notices to such party shall be addressed as designated until the designation is revoked by further notice given in such manner.

      15. PAYMENT OF LEGAL FEES. Franklin shall pay Executive's reasonable attorneys' fees and legal expenses in connection with the negotiation of this Agreement.

      16. RELOCATION EXPENSES. Franklin shall pay reasonable expenses of Executive incurred in relocating his residence to the Bluffton/Fort Wayne, Indiana area, including customary and normal expenses of moving the household and personal property of Executive's immediate family, travel expenses for Executive and his wife incurred in searching for a new residence, and temporary commuting expenses of Executive pending his relocation.

      17. ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties with respect to the subject matter hereof and cannot be amended, modified or supplemented in any respect, except by a subsequent written agreement entered into by both parties hereto.

      18. SEVERABILITY. If any provision of this Agreement or the application thereof is held invalid, such invalidity shall not affect other provisions or applications of this Agreement that can be given effect without the invalid provision or application and, to such end, the provisions of this Agreement are declared to be severable.

      19. SUCCESSORS. This Agreement may not be assigned by Franklin except in connection with a merger involving Franklin or a sale of substantially all of its assets, and the obligations of Franklin provided for in this Agreement shall be the binding legal obligations of any successor to Franklin by purchase (if such successor assumes this Agreement), merger, consolidation, or otherwise. Without limiting the foregoing the provisions of this Agreement relating to termination of employment with Franklin shall be applicable to termination of employment with any such successor. This Agreement may not be assigned by Executive during his life, and upon his death will be binding upon and inure to the benefit of his heirs, legatees and the legal representatives of his estate.

      20. WAIVER, MODIFICATION AND INTERPRETATION. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and an appropriate officer of Franklin empowered to sign the same by the Board of Directors of Franklin. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Indiana. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

      21. WITHHOLDING. Franklin may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state, or local law.

      22. HEADINGS. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

                      FRANKLIN ELECTRIC CO., INC.

                      By:    /s/ WILLIAM H. LAWSON
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                            William H. Lawson
                      Its:  Chairman and Chief Executive Officer

                      EXECUTIVE

                       /s/ R. SCOTT TRUMBULL
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                           R. Scott Trumbull